Diane Dayhoff
Staff Vice President Finance
1600 Smith Street, HSQII
Houston, Texas 77002

April 16, 2001

Dear Investors and Analysts:

Continental has reported its 24th consecutive profitable quarter. For the first quarter of 2001 Continental reported pre-tax earnings of $19 million and net income of $9 million. This resulted in diluted earnings per share of $0.16. Attachment A shows Continental's EPS calculation for the quarter.

As you might notice in our first quarter financial statements, changes in the time value component of our fuel hedging instruments (FAS 133 adjustments) are included in non-operating expense instead of fuel expense. This amounted to $6 million for first quarter 2001 and $9 million for first quarter 2000. The prior years' financial statements have been changed to conform to the current year presentation. We have also broken out two expense line items, "Reservations and Sales" and "Passenger Servicing", from "Other Operating Expenses" to better conform to industry standard reporting procedures. Attachment B reflects the new expense lines and corresponding amounts. In addition, improved financial systems now allow us to fully allocate operating expenses between Continental Express and Continental Mainline more accurately. During the quarter we made adjustments to the amounts credited to Continental Express for various services. These adjustments are only between Continental Mainline and Continental Express and do not affect our consolidated operating performance. However, several jet operating statistics have been adjusted accordingly. Please see Attachment B for revised 2000 statistics.

We have financing in place for all but six aircraft to be delivered through March 2002. Part of this financing consists of $709 million of pass-through certificates we priced on April 4th at an average interest rate of 6.7%. These proceeds will be used to finance the debt portion of the acquisition cost of 21 new Boeing aircraft.

Updated guidance for several operating and financial statistics for second quarter and full year 2001 can be found on Attachment C.

At the end of the first quarter, Continental had 375 jet aircraft (excluding regional jets) in service, a net increase of 4 aircraft since December 31, 2000. During the quarter we took delivery of one 767-400ER and three 767-200ER aircraft. Our current fleet plan is outlined on Attachment D. The top chart is our current Fleet Plan showing deliveries resulting from both firm commitments and planned option exercises through 2002. The bottom chart shows only firm commitments reduced by planned retirements as well as other potential lease expirations through 2005.

Additional information regarding Continental (recent press releases and investor presentations) can always be found on our website at www.Continental.com/corporate. If you should have any questions regarding this information, please do not hesitate to contact us.

Sincerely,

Diane Dayhoff
Staff VP Finance